Exhibit 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”in our Annual Report on Form 10-K for the year ended December 31, 2020 that was previously filed with the Securities and Exchange Commission (“SEC”) on March 30, 2021. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Business” and the audited consolidated financial statements, including the related notes, appearing in our Annual Report on Form 10-K filed with the SEC on March 30, 2021. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this Current Report on Form 8-K, unless the context suggests otherwise, “we,” “us,” “our,” “the Company” or “Osmotica” refer to Osmotica Pharmaceuticals plc. This discussion and analysis is based upon the historical financial statements of Osmotica Pharmaceuticals plc included in this Current Report on Form 8-K.

We are a fully integrated specialty pharmaceutical company focused on the commercialization and development of products that target markets with underserved patient populations. In July 2020, we received regulatory approval from the FDA for RVL-1201, or Upneeq, (oxymetazoline hydrocholoride ophthalmic solution, 0.1%), for the treatment of acquired blepharoptosis, or droopy eyelid, in adults. We launched Upneeq in September 2020 to a limited number of eye care professionals and expanded our commercialization efforts in 2021 among ophthalmology, optometry and oculoplastic specialties. In 2018, we received regulatory approval from the FDA for Osmolex ER (amantadine extended-release tablets) for the treatment of Parkinson's disease and drug-induced extrapyramidal reactions, which are involuntary muscle movements caused by certain medications, in adults. We completed the launch of Osmolex ER in January 2019. In January 2021, we concluded the sale of Osmolex ER.

On June 24, 2021 we entered into a Purchase and Sale Agreement or PSA, among Acella Holdings, LLC and Alora Pharmaceuticals, LLC, or Alora. Pursuant to the PSA, on August 27, 2021, we closed on the divestiture of the Company’s portfolio of branded and non-promoted products and its Marietta, Georgia manufacturing facility, or the Legacy Business, to certain affiliates of Alora Pharmaceuticals, or Alora, for total consideration of approximately $111 million, subject to certain customary post-closing adjustments, and up to $60 million in contingent milestone payments. We retain the rights to Upneeq and to arbaclofen extended release tablets which is under development for the treatment of spasticity in multiple sclerosis. As a result of the divestiture of the Legacy Business, our business will be primarily focused on the commercialization and development of specialty pharmaceuticals in the ocular and aesthetics therapeutic areas. As a result, in the second quarter of 2021, we presented the Legacy Business as a discontinued operation in our condensed consolidated financial statements. Accordingly, all prior periods have been recast to conform to this presentation. Our audited financial statements for the fiscal years ended December 31, 2020 and 2019 and this Management’s Discussion and Analysis of Financial Condition and Results of Operations reflect the results of our Legacy Business as of and through December 31, 2020 as discontinued operations.

The Legacy Business met the criteria within Accounting Standards Codification (“ASC”) 205-20, Presentation of Financial Statements to be reported as discontinued operations because the transaction was a strategic shift in business that had a major effect on our operations and financial results. Therefore, we have reported the historical results of the Legacy Business including the results of operations and cash flows as discontinued operations, and related assets and liabilities were retrospectively reclassified as assets and liabilities of discontinued operations for all periods presented herein. Unless otherwise noted, applicable amounts in the prior year have been recast to conform to this discontinued operations presentation. Refer to Note 2, “Summary of Significant Accounting Policies” of our condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K for additional information. Unless otherwise indicated, the following information relates to our continuing operations following the sale of our Legacy Business to Alora. A description of our business prior to the consummation of the transaction is included in Item 1. “Business”, in Part I of the Annual Report on Form 10-K for the year ended December 31, 2020 that was previously filed with the SEC on March 30, 2021.

With the divestiture of the Legacy Business, our commercial operations will be conducted by our wholly-owned subsidiary, RVL Pharmaceuticals, Inc. and its subsidiary RVL Pharmacy, LLC, or RVL. RVL operates pharmacy operations dedicated to the processing and fulfillment of prescriptions for Upneeq.

On July 8, 2020, the FDA approved our NDA for Upneeq for the treatment of acquired blepharoptosis in adults. Upneeq was approved based on three Phase III clinical studies that supported Upneeq's efficacy and safety. Results from Upneeq's first Phase III clinical trial showed that the formulation met its primary efficacy endpoint and was well-tolerated.

We believe Upneeq is the first non-surgical treatment option approved by the FDA for acquired blepharoptosis. We currently make Upneeq available exclusively through RVL Pharmacy, Inc. our wholly-owned pharmacy.

We acquired Upneeq as part of our asset acquisition of RevitaLid, Inc., now known as RVL Pharmaceuticals, Inc., in 2017. As part of the acquisition, we agreed to make future earn-out, milestone and royalty payments based on net sales and regulatory developments with respect to Upneeq.

Upneeq is manufactured and supplied to us by Nephron Pharmaceuticals Corporation under an exclusive supply agreement that has a term of five years from the production of the initial commercial batches, and automatically renews for additional one-year periods unless either party provides at least 90 days’ advance written notice of non-renewal.

On July 28, 2020, we entered into a license agreement with Santen Pharmaceutical Co. Ltd, or Santen, granting Santen the exclusive development, registration, and commercialization rights to RVL-1201 in Japan, China, and other Asian countries as well as EMEA countries. Under the license agreement with Santen, we received an upfront license milestone payment of $25.0 million and may receive additional milestone payments up to $64.0 million based on regulatory and sales achievements in Santen’s territories. We are also entitled to royalty payments on net sales of RVL-1201 in Santen commercialization territories.

We are also developing our late-stage product candidate arbaclofen extended-release, or ER, tablets designed for the alleviation of signs and symptoms of spasticity resulting from multiple sclerosis, or MS, for which we have completed Phase III clinical trials. In June 2020, we resubmitted our NDA for arbaclofen ER tablets for the alleviation of spasticity in MS to the FDA. On July 17, 2020 we received notice from the FDA that it considered the resubmission a complete response to the July 9, 2016 action letter and set a goal date for a FDA decision on the NDA of December 29, 2020. On December 28, 2020 we received a complete response letter, or CRL indicating the FDA could not approve the NDA in its then current form. The CRL stated that we did not provide adequate justification (including in our most recent NDA amendment) for the statistical analysis of the change from baseline to Day 84 in TNmAS-MAL scores comparing arbaclofen 40 mg to placebo, one of the co-primary endpoints. On January 23, 2021, we submitted a Type A meeting request to the FDA to discuss the CRL’s recommendations and obtain advice on a path forward for the NDA. The meeting took place on March 4, 2021, during which we explored selective review of the currently available data and options for a path forward for FDA approval, including conducting another clinical study.

Business Update Regarding COVID-19

The continuing COVID-19 pandemic has presented a substantial public health and economic challenge around the world. In particular, the ongoing COVID-19 pandemic has resulted in federal, state and local governments and private entities mandating various restrictions, including travel restrictions, access restrictions, restrictions on public gatherings, and stay at home orders. The effect of these orders, government imposed quarantines and measures we have taken, such as implementing work-at-home policies, may negatively impact productivity, disrupt our business and/or could adversely affect our commercialization plans and results. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19, the actions taken to contain it or treat its impact and the economic impact on local, regional, national and international markets.

We launched our commercial activities for Upneeq and began engaging with eye care providers to promote Upneeq in September 2020 and have since expanded our field sales force. In some instances our sales force has encountered challenges engaging with eye care providers during this on-going pandemic. Although many areas of the United States have re-opened, or begun to re-open, access to offices and other commercial facilities, there continue to be areas where restrictions remain in place, which may have the potential to affect our ability to conduct our business. Additionally, new variants, including the Delta variant, some of which could be resistant to existing vaccines, may lead to new shutdowns or business disruptions in the future, and our ability to conduct our business in the manner and on the timeline presently planned could be materially and adversely impacted.

To date, we have been able to continue to supply Upneeq to patients without significant disruptions, and we do not currently anticipate significant interruption in the near term. However, we are continuing to monitor the potential impact of the COVID-19 pandemic on our business and operations, including our sales, expenses, and pharmacy operations. Our third-party contract manufacturing partner for Upneeq has been able to operate its manufacturing facility at or near normal levels. While we currently do not anticipate significant interruptions in our manufacturing supply chain, the COVID-19 pandemic and related mitigation efforts may have a negative impact in the future on our third party suppliers’ and contract manufacturing partner’s ability to manufacture our products or to have our products reach all markets.

In the U.S., our office-based employees have been encouraged to work from home since mid-March 2020. During this time, we are ensuring essential staffing levels in our operations remain in place, including maintaining key personnel in our pharmacy.

For additional information on the various risks posed by the COVID-19 pandemic, please read Item 1A. Risk Factors included in our annual report on Form 10-K filed with the SEC on March 30, 2021.

Financial Operations Overview

Segment Information

We currently operate in one business segment focused on the commercialization and development of specialty pharmaceutical products that target markets with underserved patient populations. We are not organized by market and are managed and operated as one business. We also do not operate any separate lines of business or separate business entities with respect to our products. A single management team reports to our chief operating decision maker who comprehensively manages our entire business. Accordingly, we do not accumulate discrete financial information with respect to separate product lines and do not have separately reportable segments. See Note 2, Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this Current Report on Form 8-K.

Components of Results of Operations – Continuing Operations

Revenues

As a result of the divestiture, all revenues of the Legacy Business have been reclassified under discontinued operations. Our revenues consist of product sales, royalty revenues and licensing revenue.

Net product sales—Our revenues consist of sales of Upneeq sold through the pharmacy operations of RVL and sales of Osmolex. Osmolex was shipped to customers pursuant to purchase orders, which in certain cases were pursuant to a master agreement with that customer, and we invoiced the customer upon shipment. For these sales we recognized revenue when control transferred to the customer, typically on delivery to that customer. The amount of revenue we recognized is equal to the selling price, adjusted for any variable consideration, which includesd estimated chargebacks, commercial rebates, discounts and allowances at the time revenues are recognized.

RVL ships Upneeq to our customers pursuant to prescriptions which in certain cases are fulfilled by a third party pharmacy partner. All sales are paid for using credit cards for which we are paid prior to shipment. We recognize revenue when control has transferred to the customer, which is typically on delivery to the customer. Accordingly a portion of revenue is deferred until we have evidence that the product was delivered to the customer. The amount of revenue we recognize is equal to the selling price, adjusted for any variable consideration, which largely consists of disputed chargebacks, at the time revenues are recognized.

Royalty revenue—For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all the royalty has been allocated has been satisfied (or partially satisfied).

Licensing revenue—We have arrangements with commercial partners that allow for the purchase of Upneeq from us by the commercial partners for the purpose of sub-distribution. Licensing revenue is recognized when the performance obligation identified in the arrangement is completed. Variable considerations, such as returns on Upneeq sales, government program rebates, price adjustments and prompt pay discounts associated with licensing revenue, are generally the responsibility of our commercial partners.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of personnel expenses, including salaries and benefits for employees in executive, sales, marketing, finance, accounting, business development, legal and human resource functions. General and administrative expenses also include corporate facility costs, including rent, utilities, insurance, legal fees related to corporate matters, share based compensation and fees for accounting and other consulting services. We expect to continue to incur additional general administrative expenses as a public company, including costs associated with the preparation of our SEC filings, increased legal and accounting costs, investor relations costs, incremental director and officer liability insurance costs, as well as costs related to compliance with the Sarbanes-Oxley Act of 2002, and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Research and Development

Costs for research and development are charged as incurred and include employee related expenses (including salaries and benefits, share based compensation, travel and expenses incurred under agreements with contract research organizations, or CROs, contract manufacturing organizations and service providers that assist in conducting clinical and preclinical studies), costs associated with preclinical activities and development activities and costs associated with regulatory operations.

Costs for certain development activities, such as clinical studies, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations or information provided to us by our vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the patterns of costs incurred, and are reflected in our condensed consolidated financial statements as prepaid expenses or accrued expenses as applicable.

Results of Operations – Continuing Operations

Comparison of Years Ended December 31, 2020 and 2019

Financial Operations Overview

The following table presents revenues and expenses from continuing operations for the years ended December 31, 2020 and 2019 (dollars in thousands):

	Year Ended December 31,
	2020	2019	% change
Net product sales	$1,942	$439	342%
Royalty revenue	820	763	7%
Licensing revenue	25,000	—	NW %
Total revenues	27,762	1,202	2,210%
Cost of goods sold (inclusive of amortization of intangibles)	3,293	3,122	5%
Gross profit	24,469	(1,920)	(1,374)%
Gross profit percentage	88%	(160)%
Selling, general and administrative expenses	72,824	84,728	(14)%
Research and development expenses	13,387	23,380	(43)%
Impairment of intangibles	28,910	17,730	63%
Total operating expenses	115,121	125,838	(9)%
Operating loss	(90,652)	(127,758)	(29)%
Interest expense and amortization of debt discount	4,095	6,014	(32)%
Other non-operating (gain) loss	48	(995)	(105)%
Total other non-operating expense	4,143	5,019	(17)%
Loss before income taxes	(94,795)	(132,777)	(29)%
Income tax benefit	(5,782)	(26,226)	(78)%
Loss from continuing operations	(89,013)	(106,551)	(16)%
Income (loss) from discontinued operations before income tax expense	10,508	(165,245)	(106)%
Income tax expense (benefit) - discontinued operations	1,084	(895)	(221)%
Income (loss) from discontinued operations, net of tax	9,424	(164,350)	(106)%
Net and other comprehensive loss	$(79,589)	$(270,901)	(71)%

Revenue

The following table presents total revenues for the years ended December 31, 2020 and 2019 (dollars in thousands):

	Year Ended December 31,
Pharmaceutical Product	2020	2019	% change
Upneeq net product sales	$526	$—	NM %
Osmolex	1,416	439	223%
Net product sales	1,942	439	342%
Royalty revenue	820	763	7%
Licensing revenue	25,000	—	NM %
Total revenues	$27,762	$1,202	2,210%

Total revenues increased to $27.8 million for the year ended December 31, 2020, from $1.2 million for the year ended December 31, 2019 primarily due to the receipt of $25 million of licensing revenue from Santen, the commercial launch of Upneeq during the third quarter of 2020 and higher royalty revenues.

Net Product Sales. Net product sales increased by $1.5 million to $1.9 million for the year ended December 31, 2020, as compared to $0.4 million for the year ended December 31, 2019. The $1.5 million increase is driven by a $1.7 million increase attributable to higher volumes of product sold, offset by $0.2 million of lower realized prices, primarily due to Osmolex. Higher volumes reflect both sales of Upneeq which was launched in September 2020 and higher volumes of Osmolex during 2020.

Royalty Revenue. Royalty revenue increased by $0.1 million for the year ended December 31, 2020, compared to the prior year period, primarily due to higher product sales by license partners during the year.

Licensing Revenue. Licensing revenue increased by $25.0 million in 2020 reflecting the license agreement with Santen, granting the exclusive development, registration, and commercialization rights to RVL-1201 in Japan, China, and other Asian countries as well as EMEA countries. Under the agreement, the Company received an upfront milestone payment of $25.0 million.

Cost of Goods Sold and Gross Profit Percentage

The following table presents a breakdown of total cost of goods sold for the years ended December 31, 2020 and 2019 (dollars in thousands):

	Year Ended
	December 31,
	2020	2019	% change
Amortization of intangible assets	$—	$1,970	(100)%
Depreciation expense	8	—	NM %
Royalty expense	74	42	76%
Other cost of goods sold	3,211	1,110	189%
Total cost of goods sold	$3,293	$3,122	5%

Total cost of goods sold increased $0.2 million in the year ended December 31, 2020 to $3.3 million as compared to $3.1 million in the year ended December 31, 2019, primarily driven by product and sample costs for Upneeq which was commercially launched during 2020, offset by a decline in amortization expense related to Osmolex which was fully impaired during 2019. Royalty expense increased slightly during 2020 due to higher sales of licensed products.

Gross profit percentage increased to 88% for the year ended December 31, 2020 compared to (160)% for the year ended December 31, 2019. Excluding amortization and depreciation, our gross profit percentage for the year ended December 31, 2020 was 88% as compared to 4% for the year ended December 31, 2019 largely due to licensing revenue from Santen and Upneeq which was commercially launched during 2020.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased approximately $11.9 million in the year ended December 31, 2020 to $72.8 million as compared to $84.7 million in the year ended December 31, 2019. The decrease in our selling, general and administrative expenses reflects salesforce reductions in the third quarter of 2019 and the first quarter of 2020, partially offset by higher marketing expenses associated with the launch of Upneeq and higher general and administrative expenses largely due to costs associated with the Santen license transaction and legal expenses during the year.

Research and Development Expenses

Research and development expenses decreased by approximately $10.0 million in the year ended December 31, 2020 to $13.4 million as compared to $23.4 million in the year ended December 31, 2019. The decrease primarily reflects the completion of the Phase III clinical trials of both arbaclofen ER and RVL-1201 during the first and second quarters of 2019, respectively, and the NDA filing fees for RVL-1201 incurred in the third quarter of 2019.

The following table summarizes our research and development expenses incurred for the periods indicated (dollars in thousands):

	Year Ended December 31,
	2020	2019	% change
Arbaclofen ER	$3,146	$7,430	(58)%
RVL-1201	3,257	7,059	(54)%
Other	6,984	8,891	(21)%
Total	$13,387	$23,380	(43)%

Impairment of Intangible Assets and Goodwill

There was no impairment of goodwill during the years ended December 31, 2020 and 2019. Impairments of intangible assets for the year-ended December 31, 2020 was $28.9 million consisting of the write-down to fair value for arbaclofen ER, an indefinite-lived In-Process R&D asset, which resulted in an impairment charge of $28.9 million due to a delay in the anticipated launch of the product candidate, if approved.

Impairment of intangible assets was $17.7 million during the year ended December 31, 2019 consisting of the full write-down of Osmolex ER. Osmolex ER was impaired due to underperforming revenue expectations subsequent to the launch of the product.

Interest Expense and Amortization of Debt Discount

Interest expense and amortization of debt discount decreased by $1.9 million in the year ended December 31, 2020 to $4.1 million as compared to $6.0 million in the year ended December 31, 2019. The decrease in interest expense and amortization of debt discount reflects lower levels of interest rates during 2020.

Other Non-operating (gain) Loss

Other non-operating (gain) expense was $0.1 million and ($1.0) million for the years ended December 31, 2020 and 2019, respectively.

Income Tax Benefit

	Year Ended
	December 31,
	2020	2019

	(dollars in thousands)
Income tax benefit	$(5,782)	$(26,226)
Effective tax rate	6.1%	19.7%

Income tax benefit decreased by $20.4 million in the year ended December 31, 2020 to $5.8 million as compared to $26.2 million in the year ended December 31, 2019. The decrease in the 2020 income tax benefit was primarily the result of recording a valuation allowance in 2019.

Components of Results of Operations – Discontinued Operations

Revenues

Our revenues from discontinued operations consisted of product sales, royalty revenues and licensing and contract revenue.

Net product sales—Our revenues consisted primarily of product sales of our promoted products, principally Divigel and the OB Complete family of prescription prenatal dietary supplements, M-72, Lorzone, and our non promoted products.

We shipped our products to our customers pursuant to purchase orders, which in certain cases were pursuant to a master agreement with that customer, and we invoiced the customer upon shipment. For these sales we recognized revenue when control was transferred to the customer, which was typically on delivery to the customer. The amount of revenue we recognized was equal to the selling price, adjusted for any variable consideration, which included estimated chargebacks, commercial rebates, discounts and allowances at the time revenues were recognized.

Royalty revenue—For arrangements that included sales-based royalties, including milestone payments based on the level of sales, and the license was deemed to be the predominant item to which the royalties related, we recognized revenue at the later of (a) when the related sales occurred, or (b) when the performance obligation to which some or all the royalty had been allocated had been satisfied (or partially satisfied).

Licensing and contract revenue—We had arrangements with commercial partners that allowed for the purchase of product from the Company by the commercial partners for purpose of sub-distribution. Licensing revenue was recognized when the performance obligation identified in the arrangement was completed. Variable considerations, such as returns on product sales, government program rebates, price adjustments and prompt pay discounts associated with licensing revenue, were generally the responsibility of our commercial partners.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consisted primarily of personnel expenses, including salaries and benefits for employees in sales, marketing, accounting, legal and human resource functions. General and administrative expenses also included corporate facility costs, including rent, utilities, insurance, legal and other fees related to accounting and other consulting services.

Research and Development

Costs for research and development were charged as incurred and included employee related expenses (including salaries and benefits, travel and expenses incurred under agreements with contract research organizations, or CROs, contract manufacturing organizations and service providers that assist in conducting clinical and preclinical studies), costs associated with preclinical activities and development activities and costs associated with regulatory operations.

Costs for certain development activities, such as clinical studies, were recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations or information provided to us by our vendors on their actual costs incurred. Payments for these activities were based on the terms of the individual arrangements, which may differ from the patterns of costs incurred, and were reflected in our consolidated financial statements as prepaid expenses or accrued expenses as applicable.

Results of Operations – Discontinued Operations

Comparison of Years Ended December 31, 2020 and 2019

Financial Operations Overview

The following table presents revenues and expenses from discontinued operations for the years ended December 31, 2020 and 2019 (dollars in thousands):

	Year Ended
	December 31,
	2020	2019
Total revenues	$150,122	$238,829
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	53,656	55,962
Selling, general and administrative expense	9,137	8,302
Depreciation and amortization	17,531	52,546
Impairment of intangibles	43,273	266,017
Research and development expenses	6,309	8,939
Income (loss) from operations	20,216	(152,937)
Interest expense	10,301	12,197
Other non-operating (gain) loss	(593)	111
Income (loss) from discontinued operations before costs of disposal and provision for income taxes	10,508	(165,245)
Income tax expense (benefit)	1,084	(895)
Income (loss) from discontinued operations before gain on disposal	$9,424	$(164,350)

Revenue

The following table presents total revenues from discontinued operations for the years ended December 31, 2020 and 2019 (dollars in thousands):

	Year Ended December 31,
	2020	2019
Venlafaxine ER (VERT)	$25,576	$75,601
Methylphenidate ER	31,699	73,205
Divigel	31,629	26,794
Nitrofurantoin	10,443	5,726
Lorzone	4,058	15,004
OB Complete	6,948	9,851
Other	33,556	28,852
Net product sales	143,909	235,033
Royalty revenue	3,287	2,878
Licensing and contract revenue	2,926	918
Total revenues	$150,122	$238,829

Total revenues decreased by $88.7 million to $150.1 million for the year ended December 31, 2020, as compared to $238.8 million for the year ended December 31, 2019 primarily due to a decrease in net product sales.

Net Product Sales. Net product sales decreased by $91.1 million to $143.9 million for the year ended December 31, 2020, as compared to $235.0 million for the year ended December 31, 2019. Approximately $52.0 million of this decrease was attributable to lower realized prices, and approximately $39.1 million was due to lower volumes of products sold. Net product sales of methylphenidate ER (including M-72), decreased 57% due to price erosion from generic competitors resulting in significantly lower net selling prices and lower volumes. Product sales from VERT decreased by 66% for the year ended December 31, 2020 due to additional generic competition resulting in lower volumes and net realized selling prices. During the first quarter of 2020 two competitors launched competing dosage strengths of VERT which negatively affected selling prices and volumes. VERT sales were favorably impacted by $6.4 million, in the aggregate related to product returns during the twelve months ended December 31, 2020 based on actual experience.

Product sales from Lorzone declined 73% for the year ended December 31, 2020, reflecting lower volume due to the launch of generic competitors in late 2019 and 2020, and transition of sales to the Company’s authorized generic product during the period. Product sales from Divigel increased by 18%, driven primarily by the launch of a new dosage strength in 2020 together with targeted promotional activities and strong patient access. Product sales from the OB Complete family of prescription prenatal dietary supplements decreased by $2.9 million or 29% during 2020 due to lower volumes sold reflecting a shift of promotional resources to another product. Sales of Nitrofurantoin increased 82% as the 2020 represented the first full year of sales following the product’s launch during 2019. Other product sales increased by 16%, largely due to increased pricing and volumes of other non-promoted products sold during the year.

Royalty Revenue. Royalty revenue increased by $0.4 million for the year ended December 31, 2020, compared to the prior year period, primarily due to higher product sales by license partners during the year.

Licensing and Contract Revenue. Licensing and contract revenue increased by $2.0 million in 2020 primarily reflecting higher sales activity among our collaboration partners.

Cost of Goods Sold and Gross Profit Percentage

The following table presents a breakdown of total cost of goods sold for the years ended December 31, 2020 and 2019 (dollars in thousands):

	Year Ended
	December 31,
	2020	2019	% change
Amortization of intangible assets	$16,046	$50,687	(68)%
Depreciation expense	1,484	2,343	(37)%
Royalty expense	9,209	10,155	(9)%
Other costs of goods sold	44,448	45,323	(2)%
Total costs of goods sold	$71,187	$108,508	(34)%

Total cost of goods sold decreased $37.3 million in the year ended December 31, 2020 to $71.2 million as compared to $108.5 million in the year ended December 31, 2019, primarily driven by a $34.6 million decrease in amortization of intangible assets, due to lower amortization for methylphenidate ER and VERT reflecting impairment charges recognized during the year. Royalty expense decreased by $0.9 million due to decrease in net sales of certain licensed products. There was no material change in depreciation expense or other cost of goods sold.

Gross profit percentage decreased to 53% for the year ended December 31, 2020 compared to 55% for the year ended December 31, 2019. Excluding amortization and depreciation, our gross profit percentage for the year ended December 31, 2020 was 64% as compared to 77% for the year ended December 31, 2019 largely due to higher unit production costs, partially offset by lower inventory reserves and royalty expense.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $0.8 million in the year ended December 31, 2020 to $9.1 million as compared to $8.3 million in the year ended December 31, 2019. The increase in our selling, general and administrative expenses is driven by higher selling and marketing expenses for Divigel and OB Complete during 2020 following the curtailment of personal promotion.

Research and Development Expenses

Research and development expenses decreased by $2.6 million in the year ended December 31, 2020 to $6.3 million as compared to $8.9 million in the year ended December 31, 2019. The decrease primarily reflects the completion of development programs for several non-promoted products during 2020.

Impairment of Intangible Assets and Goodwill

Impairments of intangible assets for the year-ended December 31, 2020 was $43.3 million primarily consisting of write-downs to fair value for methylphenidate ER, VERT, and Oxybutynin of $19.5 million, $20.2 million, and $3.6 million, respectively. The impairments of methylphenidate ER, VERT and Oxybutynin reflect the competitive generic environment which has continued to erode net realized pricing and volumes of these products. In the fourth quarter of 2020 we recognized an impairment of finite-lived development technology and product rights for VERT of $10.7 million and $9.5 million, respectively due to the approval of a competing product and the anticipated deterioration of pricing and volumes.

Impairment of intangible assets was $266.0 million during the year ended December 31, 2019 primarily consisting of write-downs to fair value of methylphenidate ER, VERT, and Corvite of $128.1 million, $137.7 million, and $0.2 million, respectively. Methylphenidate ER tablets and VERT were impaired due to lower revenues reflecting an increasingly competitive environment which deteriorated pricing and volumes; Corvite was impaired due to the discontinuation of the product. In the third and fourth quarter of 2019, we also recognized an impairment of finite-lived development technology and product rights for VERT of $73.0 million and $64.7 million, respectively, due to approvals of competing products which deteriorated pricing and volumes.

	Year Ended December 31, 2020
	Impairment
Asset/Asset Group	Charge	Reason For Impairment
Product Rights
Methylphenidate ER	$19,539	Lower revenue due to generic competition.
	19,539
Developed Technology
Venlafaxine ER	10,655	Lower revenue due to generic competition.
Oxybutynin	3,618	Lower revenue expectations
	14,273	Lower anticipated revenue due to generic competition.
Distribution Rights
Venlafaxine ER	9,461	Lower revenue due to generic competition.

Total Impairment Charges for year ended December 31, 2020	$43,273

	Year Ended December 31, 2019
	Impairment
Asset/Asset Group	Charge	Reason For Impairment
Product Rights
Methylphenidate ER	$128,113	Lower revenue due to generic competition.
Corvite	190	Discontinued formulation
	128,303
Developed Technology
Venlafaxine ER	72,995	Revenue underperforming expectations due to new generic market entrants.

Distribution Rights
Venlafaxine ER	64,718	Revenue underperforming expectations due to new generic market entrants.
Total Impairment Charges for year ended December 31, 2019	$266,016

Impairment of Fixed Assets

Fixed asset impairments for the years ended December 31, 2020 and 2019 were less than $0.1 million and $0.1 million, respectively, due to the abandonment of information technology in both 2020 and 2019 and warehouse assets in 2019.

Interest Expense and Amortization of Debt Discount

Interest expense and amortization of debt discount decreased by $1.9 million in the year ended December 31, 2020 to $10.3 million as compared to $12.2 million in the year ended December 31, 2019. The decrease in borrowing costs reflects lower levels of indebtedness following the prepayment of debt in the third quarter of 2020, and lower interest rates during 2020.

Other Non operating (Gain) Loss, net

Other non-operating (gain) loss was ($0.6) million and $0.1 million for the years ended December 31, 2020 and 2019, respectively.

Income Tax

	Year Ended
	December 31,
	2020	2019

	(dollars in thousands)
Income tax expense (benefit)	$1,084	$(895)
Effective tax rate	11.0%	0.5%

Income tax expense increased by $2.0 million in the year ended December 31, 2020 to an income tax expense $1.1 million as compared to an income tax benefit of $0.9 million in the year ended December 31, 2019. The change in the 2020 income tax benefit was the result of income from discontinued operations in 2020.

Liquidity and Capital Resources

Our principal sources of liquidity are cash and cash equivalents on hand. We had cash and cash equivalents of $114.1 million as of December 31, 2020. Our primary uses of cash are to fund operating expenses, product development costs, capital expenditures, and debt service payments.

As of December 31, 2020, the interest rate was 4.75% and 5.25% for our Term A Loan and Term B Loan, respectively. As of December 31, 2019, the interest rate was 5.79% and 6.29% for our Term A Loan and Term B Loan, respectively.

At December 31, 2020, we had $50 million available under the revolver, and there were no outstanding borrowings or outstanding letters of credit under the Revolver.

On January 13, 2020 we completed an equity offering and allotted 6.9 million ordinary shares at a public offering price of $5.00 per share. The number of shares issued in this offering reflected the exercise in full of the underwriters option to purchase 900,000 ordinary shares. The aggregate net proceeds from the follow-on offering were approximately $31.8 million after deducting underwriting discounts and commissions and offering expenses. Proceeds from the offering were used for working capital and general corporate purposes.

On July 16, 2020 we completed a follow-on equity offering and allotted 5.0 million ordinary shares. The aggregate proceeds from the follow-on offering were approximately $30.4 million after deducting offering expenses. Proceeds from the offering will be used for working capital and general corporate purposes.

Going Concern

As of December 31, 2020, the Company’s cash and cash equivalents totaled $114.1 million. For the fiscal year ended December 31, 2020 and 2019 the Company incurred net losses of $79.6 million, and $270.9 million, respectively. As of December 31, 2020, the Company had interest bearing debt of $221.4 million. In connection with the divestiture of the Legacy Business (the “Transaction”), the Company entered into an amendment to its credit agreement (the “Credit Agreement Amendment”), which provided for the release of liens on the Legacy Business and (i) reduced the outstanding term loan balance to $30.0 million upon the closing of the Transaction which occurred on August 27, 2021, (ii) terminated the revolving credit facilities, and (iii) shortened the maturity of the $30 million remaining term loans to November 21, 2021. In addition, upon closing of the Transaction, the Company transferred substantially all of its cash to subsidiaries of the Company subject to the lien of the credit agreement. Additionally, the Company agreed to pay fees to the lenders based upon the outstanding principal balance of the term loans upon maturity of the remaining term loans.

As a result of the Transaction, the Company divested substantially all its revenue generating assets and the Company’s business plan is focused on the launch of its commercial product, Upneeq, which will diminish the Company’s cash flows in at least the near term, in particular cash inflows from product sales. The Company will require additional capital to repay the remaining portion of its term loans, fund its operating needs, including the commercialization of Upneeq and other activities. Accordingly, the Company expects to incur significant expenditures and increasing operating losses in the future. As a result, the Company’s current sources of liquidity will not be sufficient to meet its obligations for the 12 months following the date the consolidated financial statements contained in this Current Report on Form 8-K are issued. These conditions give rise to substantial doubt as to the Company’s ability to operate as a going concern. The Company’s ability to continue as a going concern will require the Company to obtain additional funding, generate positive cash flow from operations and/or enter into strategic alliances or sell assets.

The Company’s plans to address these conditions include pursuing one or more of the following options to secure additional funding, none of which can be guaranteed or are entirely within our control:

●	raise funds through additional sales of our ordinary shares, through equity sales agreements with broker/dealers or other public or private equity financings.
●	raise capital through new debt facilities, including convertible debt.
●	partner or sell a portion or all rights to any of our assets to potentially secure additional non-dilutive funds.

There can be no assurance that the Company will receive cash proceeds from any of these potential resources or, to the extent cash proceeds are received, such proceeds would be sufficient to support the current operating plan for at least the next 12 months from the date the consolidated financial statements contained in this Current Report on Form 8-K are issued. The sale of additional equity or convertible debt securities may result in additional dilution to our stockholders. If the Company raises additional funds through the issuance of debt securities or preferred stock or through additional credit facilities, these securities and/or the loans under credit facilities could provide for rights senior to those of our ordinary shares and could contain covenants that would restrict our operations. Additional funds may not be available when we need them, on terms that are acceptable to us, or at all.

Our audited consolidated financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent on the ability to obtain the necessary financing to meet the Company’s obligations and repay liabilities arising from the normal business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. The audited consolidated financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

Cash Flows

The following table provides information regarding our cash flows for the periods indicated (in thousands):

	Year Ended
	December 31,
	2020	2019	Change
Net cash provided by operating activities	$17,590	$33,567	$(15,977)
Net cash used in investing activities	(3,084)	(4,020)	936
Net cash provided by (used in) financing activities	3,682	(4,691)	8,373
Net increase in cash and cash equivalents	$18,188	$24,856	$(6,668)

Net cash provided by operating activities

Cash flows from operating activities are primarily driven by earnings from operations (excluding the impact of non-cash items), the timing of cash receipts and disbursements related to accounts receivable and accounts payable and the timing of inventory transactions and changes in other working capital amounts. Net cash provided by operating activities was $17.6 million and $33.6 million for the years ended December 31, 2020 and 2019, respectively. The decrease in cash provided by operating activities in the year ended December 31, 2020, as compared to year ended December 31, 2019, was primarily as a result of lower net income after considering non-cash adjustments, partially offset by higher cash provided from operating assets and liabilities, particularly accounts receivable and inventories as compared to the year ended December 31, 2019.

Net cash used in investing activities

Our uses of cash in investing activities during the years ended December 31, 2020 and 2019 reflected purchases of property, plant and equipment and were $3.1 million and $4.0 million, respectively.

Net cash provided by (used in) financing activities

Net cash provided by financing activities of $3.7 million during 2020 largely reflecting net proceeds raised from equity offerings in January and July, 2020, offset by prepayments of term loans in the third quarter of 2020, and share repurchases.

Net cash used by financing activities of $4.7 million during the year ended December 31, 2019 primarily related to the $1.8 million of net repayments of insurance premium financing and by $2.8 million repurchase of ordinary shares.

The following table presents the significant non-cash items and purchases of property, plant and equipment for the discontinued operations for the Legacy Business that are included in the accompanying consolidated statements of cash flows.

	Year Ended
	December 31,
Cash flows from operating activities:	2020	2019
Depreciation and amortization	$19,118	$53,734
Share compensation	1,008	942
Impairment of intangibles	43,273	266,017

Cash flows from investing activities:
Purchase of property, plant and equipment	$(2,304)	$(3,883)

Contractual Obligations

The following table lists our contractual obligations as of December 31, 2020.

	Payments due by period (in thousands)
		Less than 1			More than 5
	Total	year	1 - 3 years	3 - 5 years	years
Long-term debt obligations(1)	$219,525	$—	$219,525	$—	$—
Interest expense(2)	20,915	10,659	10,256	—	—
Capital lease obligations(3)	20	20	—	—	—
Operating lease obligations(4)	2,196	1,288	908	—	—
Total	$242,656	$11,967	$230,689	$—	$—

(1)	Represents the remaining principal amount under our senior secured credit facilities. Pursuant to the Credit Agreement Amendment, which became effective upon the closing of the sale of the Legacy Business, the principal amount was reduced to $30 million which is due November 21st, 2021. See Note 4 Discontinued Operations.
(2)	These amounts represent future cash interest payments related to our existing debt obligations based on variable interest rates specified in the senior secured credit facilities. Payments related to variable debt are based on applicable rates at December 31, 2020 plus the specified margin in the senior secured credit facilities for each period presented. As of December 31, 2020, the interest rate was 4.75% for Term A Loan and 5.25% for Term B Loan. As referenced in Note (1) above, following the closing of the sale of the Legacy Business, the principal amount of long-term debt is due November 21st, 2021.
(3)	Includes minimum cash payments related to certain fixed assets, primarily office equipment.
(4)	Includes minimum cash payments related to our leased offices under non-cancelable leases in New Jersey and Buenos Aires, Argentina.

Our liability for unrecognized tax benefits has been excluded from the above contractual obligations table as the nature and timing of future payments, if any, cannot be reasonably estimated. As of December 31, 2020, our liability for unrecognized tax benefits was $0.2 million (excluding interest and penalties). We do not anticipate that the amount of our liability for unrecognized tax benefits will significantly change in the next 12 months.

Critical Accounting Estimates – Continuing Operations

The significant accounting policies and basis of presentation are described in Note 2, Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this Current Report on Form 8-K.

Summary of Significant Accounting Policies. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosures in the notes thereto. Some of these estimates can be subjective and complex. Although we believe that our estimates and assumptions are reasonable, there may be other reasonable estimates or assumptions that differ significantly from ours. Further, our estimates and assumptions are based upon information available at the time they were made. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, clinical trials, research and development costs and employee-related amounts, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19, as well as the economic impact on local, regional, national and international customers and markets. We have considered the impact of COVID-19 in the estimates within our financial statements and there may be changes to those estimates in future periods. Actual results could differ from those estimates.

In order to understand our consolidated financial statements, it is important to understand our critical accounting estimates. We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made and (ii) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition, results of operations or cash flows. We believe the following accounting policies and estimates to be critical:

Revenue Recognition

Product Sales—Revenue is recognized at the point in time when our performance obligations with our customers have been satisfied. At contract inception, we determine if the contract is within the scope of ASC Topic 606 and then evaluate the contract using the following five steps: (1) identify the contract with the customer; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue at the point in time when the Company satisfies a performance obligation.

Revenue is recorded at the transaction price, which is the amount of consideration we expect to receive in exchange for transferring products to a customer. We consider the unit of account for each purchase order that contains more than one product. Because all products in a given purchase order are generally delivered at the same time and the method of revenue recognition is the same for each, there is no need to separate an individual order into separate performance obligations. In the event that we fulfilled an order only partially because a requested item is on backorder, the portion of the purchase order covering the item is generally cancelled, and the customer has the option to submit a new one for the backordered item. We determine the transaction price based on fixed consideration in our contractual agreements, which includes estimates of variable consideration, and the transaction price is allocated entirely to the performance obligation to provide pharmaceutical products. In determining the transaction price, a significant financing component does not exist since the timing from when we deliver product to when the customers pay for the product is less than one year and the customers do not pay for product in advance of the transfer of the product.

We record product sales net of any variable consideration, which includes estimated chargebacks, commercial rebates, discounts and allowances and doubtful accounts. We utilize the expected value method to estimate all elements of variable consideration included in the transaction. The variable consideration is recorded as a reduction of revenue at the time revenues are recognized. We will only recognize revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration amount received and we will re assess these estimates each reporting period to reflect known changes in factors.

			Government		Discounts
		Commercial	and Managed	Product	and
	Chargebacks	Rebates	Care Rebates	Returns	Allowances	Total
Balance at December 31, 2018	$—	$—	$—	$—	$—	$—
Provision	1,265	46	51	51	12	1,425
Charges processed	—	(39)	(21)	4	(10)	(66)
Balance at December 31, 2019	$1,265	$7	$30	$55	$2	$1,359
Provision	6	56	155	53	14	284
Charges processed	105	(59)	(139)	(20)	(15)	(128)
Balance at December 31, 2020	$1,376	$4	$46	$88	$1	$1,515

Royalty Revenue—For arrangements that include sales based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (a) when the related sales occur, or (b) when the performance obligation to which some or all the royalty has been allocated has been satisfied (or substantially satisfied).

Licensing Revenue— We recognize development and regulatory milestone revenue from milestone events under our license with Santen that have been achieved and the Company is reasonably certain such revenues would not have to be reversed.

Freight—We record amounts billed to customers for shipping and handling as revenue, and record shipping and handling expenses related to product sales as selling, general and administrative expenses. We account for shipping and handling activities related to customers as costs to fulfill the promise to transfer the associated products. When shipping and handling costs are incurred after a customer obtains control of the products, we also have elected to account for these as costs to fulfill the promise and not as a separate performance obligation.

Valuation of long-lived assets

As of December 31, 2020, our combined long-lived assets balance, principally property, plant and equipment is $2.4 million.

Long-lived assets, other than goodwill and other indefinite-lived intangibles, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. Factors that we consider in deciding when to perform an impairment review include significant changes in our forecasted projections for the asset or asset group for reasons including, but not limited to, significant under-performance of a product in relation to expectations, significant changes or planned changes in our use of the assets, significant negative industry or economic trends, and new or competing products that enter the marketplace. The impairment test is based on a comparison of the undiscounted cash flows expected to be generated from the use of the asset group.

Recoverability of an asset that will continue to be used in our operations is measured by comparing the carrying amount of the asset to the forecasted undiscounted future cash flows related to the asset. In the event the carrying amount of the asset exceeds its undiscounted future cash flows and the carrying amount is not considered recoverable, impairment may exist. If impairment is indicated, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset with the related impairment charge recognized within the statements of operations. Please see Note 9, Goodwill and Other Intangible Assets, to our consolidated financial statements included in the Current Report on Form 8-K for additional information.

Evaluations of the recoverability of an asset are generally based on fair value estimates determined using either discounted cash flow models or preliminary offers from prospective buyers. The discounted cash flow models include assumptions related to product revenue, growth rates and operating margin. These assumptions are based on management’s annual and ongoing budgeting, forecasting and planning processes and represent our best estimate of future product cash flows. These estimates are subject to the economic environment in which we operate, demand for the products and competitor actions. The use of different assumptions could increase or decreased our estimated discounted future cash flows and the resulting estimated fair values of these assets, causing increases or decreases in the recoverability of assets, potentially resulting asset impairment charges. Events giving rise to impairment are an inherent risk in the pharmaceutical industry and cannot be predicted.

Goodwill and indefinite-lived intangible assets

Goodwill and indefinite-lived intangible assets are assessed for impairment on an annual basis as of October 1st of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. The assessment of goodwill has been based on the historical goodwill for the continuing and discontinued operations of the business on a combined basis.

Goodwill Impairment Assessment—We are organized in one reporting unit and evaluate goodwill for our company as a whole. Under the authoritative guidance issued by the Financial Accounting Standards Board, or FASB, we have the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the goodwill impairment test is performed. As further described in Note 2, Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this Current Report on Form 8-K, we perform our goodwill impairment tests by comparing the fair value and carrying amount of our reporting unit. Any goodwill impairment charges we recognize for our reporting unit are equal to the lesser of (i) the total goodwill allocated to that reporting unit and (ii) the amount by which that reporting unit’s carrying amount exceeds its fair value.

The goodwill impairment test requires us to estimate the fair value of the reporting unit and to compare the fair value of the reporting unit with its carrying amount. If the carrying value exceeds its fair value, an impairment charge is recorded for the difference. If the carrying value recorded is less than the fair value calculated then no impairment loss is recognized. The fair value of our reporting unit is determined using an income approach that utilizes a discounted cash flow model or, where appropriate, the market approach, or a combination thereof. The discounted cash flow models are dependent upon our estimates of future cash flows and other factors. Our estimates of future cash flows are based on a comprehensive product by product forecast over a ten-year period and involve assumptions concerning (i) future operating performance, including future sales, long-term growth rates, operating margins, variations in the amounts, allocation and timing of cash flows and the probability of achieving the estimated cash flows and (ii) future economic conditions, all which may differ from actual future cash flows.

Assumptions related to future operating performance are based on management’s annual and ongoing budgeting, forecasting and planning processes and represent our best estimate of the future results of our operations as of a point in time. These estimates are subject to many assumptions, such as the economic environments in which we operate, demand for the products and competitor actions. Estimated future cash flows are discounted to present value using a market participant, weighted average cost of capital. The financial and credit market volatility directly impacts certain inputs and assumptions used to develop the weighted average cost of capital such as the risk-free interest rate, industry beta, debt interest rate and our market capital structure. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The use of different inputs and assumptions could increase or decrease our estimated discounted future cash flows, the resulting estimated fair values and the amounts of related goodwill impairments, if any. The discount rates applied to the estimated cash flows for our October 1, 2020 and 2019 annual goodwill impairment test were 19.5% and 16.5%, respectively, depending on the overall risk associated with the particular asset and other market factors. We believe the discount rates and other inputs and assumptions are consistent with those that a market participant would use.

Based on the goodwill impairment assessment performed, we determined that there was no impairment of goodwill as of October 1, 2020 and for the year ended December 31, 2020.

IPR&D Intangible Asset Impairment Assessment—IPR&D, which are indefinite-lived intangible assets representing the value assigned to acquired Research and Development, or R&D, projects that principally represent rights to develop and sell a product that we have acquired which has not yet been completed or approved. These assets are subject to impairment testing until completion or abandonment of each project. We have the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of the asset is less than its carrying value. If we elect not to conduct the qualitative assessment or if indications of a potential impairment exist, the determination of whether an impairment has occurred requires the determination of the fair value of the asset being assessed. Under the qualitative assessment, we consider several qualitative factors, including the results from the last quantitative test, changes, if any, in the status of regulatory and commercial success risks, and competitive trends impacting each asset and changes in the related cash flow stream projections.

Under a quantitative assessment, the fair value of our indefinite-lived intangible assets is determined using an income approach that utilizes a discounted cash flow model and requires the development of significant estimates and assumptions involving the determination of estimated net cash flows for each year for each project or product (including net revenues, cost of sales, R&D costs, selling and marketing costs and other costs which may be allocated), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, the potential regulatory and commercial success risks, and competitive trends impacting each asset and related cash flow stream as well as other factors. Indefinite-lived intangible assets classified as in-process research and development, or IPRD, are subject to adjustments reducing their anticipated revenues and costs by a probability of success, or POS, factor based upon empirical research of probabilities a new drug candidate would be approved based on the candidate’s stage of clinical development. During the period ended, December 31, 2020, the POS factor applied to the IPRD asset was 69.6% and the discount rate was 9.5%. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk, market risk and regulatory risk. If applicable, upon abandonment of the IPR&D product, the assets are reduced to zero. Upon approval of the products in development for sale and placement into service, the associated IPR&D intangible assets are transferred to Product Rights amortizing intangible assets. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated.

If the fair value of the IPR&D is less than its carrying amount, an impairment loss is recognized for the difference. Based on results of the impairment assessment performed, we did recognized an impairment change to IPR&D of $28.9 million for the year ended December 31, 2020 and we did not recognize an impairment charge of IPR&D for the year ended December 31, 2019. The 2020 impairment charge reflects the delay in our anticipated commercialization date if this product candidate is approved.

Income Taxes

Income taxes are recorded under the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Deferred income tax assets are reduced, as is necessary, by a valuation allowance when we determine it is more-likely-than-not that some or all of the tax benefits will not be realizable in the future. Realization of the deferred tax assets is dependent on a variety of factors, some of which are subjective in nature, including the generation of future taxable income, the amount and timing of which are uncertain. In evaluating the ability to recover the deferred tax assets, we consider all available positive and negative evidence, including cumulative income in recent fiscal years, the forecast of future taxable income exclusive of certain reversing temporary differences and significant risks and uncertainties related to our business. In determining future taxable income, management is responsible for assumptions utilized including, but not limited to, the amount of U.S. federal, state and international pre-tax operating income, the reversal of certain temporary differences, carryforward periods available to us for tax reporting purposes, the implementation of feasible and prudent tax planning strategies and other relevant factors. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates that we are using to manage the underlying business. We assess the need for a valuation allowance each reporting period, and would record any material changes that may result from such assessment to income tax expense in that period.

We account for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. We assess all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The evaluation of unrecognized tax benefits is based on factors that include, but are not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. We evaluate unrecognized tax benefits and adjust the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. The liabilities for unrecognized tax benefits can be relieved only if the contingency becomes legally extinguished through either payment to the taxing authority or the expiration of the statute of limitations, the recognition of the benefits associated with the position meet the more-likely-than-not threshold or the liability becomes effectively settled through the examination process. We consider matters to be effectively settled once the taxing authority has completed all of its required or expected examination procedures, including all appeals and administrative reviews. We also accrue for potential interest and penalties related to unrecognized tax benefits in income tax benefit.

The most significant tax jurisdictions are Ireland, the United States, Argentina and Hungary. Significant estimates are required in determining the provision for income taxes. Some of these estimates are based on management’s interpretations of jurisdiction-specific tax laws or regulations and the likelihood of settlement related to tax audit issues. Various internal and external factors may have favorable or unfavorable effects on the future effective income tax rate. These factors include, but are not limited to, changes in tax laws, regulations or rates, changing interpretations of existing tax laws or regulations, changes in estimates of prior years’ items, changes in the international organization, likelihood of settlement, and changes in overall levels of income before taxes.

As of December 31, 2020 and 2019, the Company has a federal net operating loss carryover of $29.1 million and $2.2 million, respectively and net operating loss carryovers in certain foreign tax jurisdictions of $3.8 million and $9.9 million, respectively which will begin to expire in 2022. At December 31, 2020 and 2019, the Company had total tax credit carryovers of approximately $6.7 million and $4.6 million, respectively, primarily consisting of Federal Orphan Drug Tax Credit carryovers. These credit carryovers are expected to be fully realized prior to their expiration, beginning in 2035.

We make an evaluation at the end of each reporting period as to whether or not some or all of the undistributed earnings of our subsidiaries are indefinitely reinvested. While we have concluded in the past that some of such undistributed earnings are indefinitely reinvested, facts and circumstances may change in the future. Changes in facts and circumstances may include a change in the estimated capital needs of our subsidiaries, or a change in our corporate liquidity requirements. Such changes could result in our management determining that some or all of such undistributed earnings are no longer indefinitely reinvested. In that event, we would be required to adjust our income tax provision in the period we determined that the earnings will no longer be indefinitely reinvested outside the relevant tax jurisdiction.

Share-based compensation

Prior to the consummation of the IPO, our employees were eligible to receive equity awards from the 2016 Plan (as defined below). Following the consummation of the IPO, employees are eligible to receive equity awards from the 2018 Equity Incentive Plan.

Effective February 3, 2016, Osmotica Holdings S.C.Sp. adopted the 2016 Equity Incentive Plan, or the 2016 Plan, under which, the Company’s officers and key employees were granted options to purchase common units. The options awards were made up of two components: 50% of options granted were Time Awards, or Time Based Options, and 50% were Performance Awards, or Performance Based Options. The Time Based Options vested 25% annually from original grant date. The Performance Based Options were to vest immediately upon the achievement by the majority investors in the Company having received (on a cumulative basis) aggregate net proceeds exceeding certain return on investment targets. The Time Awards and Performance Awards contained a sales restriction in the form of a liquidity event and subsequent disposal of common units by the Major Limited Partners (as defined in the 2016 Plan) before the employee was able to sell vested and exercised common units and were required to remain employed to avoid Company’s call option on such common units at a lower of cost or fair market value.

Prior to the Company’s IPO on October 22, 2018, the Company amended the 2016 Plan effective upon the IPO. Under the amended 2016 Plan at the IPO, the Time Based Options and the Performance Based Options converted to options to purchase our ordinary shares on the same basis as common units of Osmotica Holdings S.C.Sp. were converted to ordinary shares, with corresponding adjustments to the exercise price and the number of the options as well as the removal of existing sales restriction. In connection with this modification, the Time Based Options continued to vest in accordance with their original vesting schedule while the Performance Based Options were converted into options which vest with the passage of time, in equal annual installments on the first four anniversaries of the IPO, subject to the continued employment on each vesting date.

In addition, prior to the IPO the Company adopted the 2018 Equity Incentive Plan, or the 2018 Plan effective upon the IPO. During 2018, the Company granted Time Based Options vesting in a single installment on the fourth anniversary of the Company’s IPO, generally subject to the employee’s continued employment on the vesting date. During 2020, the Company granted performance stock units (“PSUs”) under its existing 2018 Incentive Plan (the “2018 Plan”) to certain key employees of the Company that gives holders the potential to receive a certain number of earned PSUs at the end of a pre-determined term. Unless earlier terminated, forfeited, relinquished or expired, the earned PSUs will vest in full on the vesting date, subject to the grantee remaining in continuous employment from the date of grant through the vesting date. The PSUs will vest on the third and fifth anniversary of the grant date. The number of PSUs that become earned PSUs as of the end of the performance period shall be equal to the number of PSUs multiplied by the applicable percentage based on Stock Price Hurdle attainment, as set forth in the PSU Award Agreement and 2018 Plan.

We account for share-based compensation awards in accordance with the FASB Accounting Standards Codification, or ASC, Topic 718, Compensation — Stock Compensation, or ASC 718. ASC 718 requires service-based and equity settled share-based awards issued to employees to be recognized as expense based on their grant date fair values. We use the Black-Scholes option pricing model to value our share option awards and the Monte Carlo model to value our performance stock options. We account for forfeitures of share option awards as they occur in accordance with ASU No. 2016-09. For option and performance awards issued to employees, we recognize compensation expense on a graded vesting basis over the requisite service period, which is generally the vesting period of the award.

The conversion of the Performance Based Options to new Time Based Options upon IPO was accounted for as a modification under ASC 718 where the fair value of such awards determined on the modification date, or the IPO date will be recognized over their remaining vesting period.

Each award was approved by our directors at a per share exercise price not less than the per share fair value in effect as of that award date.

Estimating the fair value of options requires the input of subjective assumptions, including the estimated fair value of our ordinary shares, the exercise price, the expected option term, share price volatility, the risk-free interest rate and expected dividends. The assumptions used in our Black-Scholes option-pricing model represent management's best estimates and involve a number of variables, uncertainties and assumptions and the application of management's judgment, as they are inherently subjective. If any assumptions change, our share-based compensation expense could be materially different in the future.

These assumptions used in our Black-Scholes option-pricing model are estimated as follows:

●	Expected Option Term. Due to the lack of sufficient company-specific historical exercise data, the expected term of employee options is determined using the "simplified" method, as prescribed in SEC's Staff Accounting Bulletin (SAB), Topic 14.D.2, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option.
●	Expected Volatility. Due to lack of a public market for the trading of our ordinary shares, the expected volatility is based on historical volatilities of similar entities within our industry which were commensurate with the expected term assumption as described in SAB 14.D.6.
●	Risk-Free Interest Rate. The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.
●	Expected Dividends. The expected dividend yield is 0% because we have not historically paid, and do not expect for the foreseeable future to pay, a dividend on our ordinary shares.

Historically for all periods prior to the IPO, our board of directors has determined the fair value of the common unit underlying our options with assistance from management and based upon information available at the time of grant. Given the absence of a public trading market for our common units, estimating the fair value of our common units has required complex and subjective judgments and assumptions, including the most recent valuations of our common units based on the actual operational and financial performance, current business conditions and discounted cash flow projections. The estimated fair value of our common unit was adjusted for lack of marketability and control existing at the grant date.

For valuations after the consummation of the IPO, the board of directors determines the fair value of each share of underlying ordinary shares based on the closing price of our ordinary shares as reported on the date of grant.

During the years ended December 31, 2020 and 2019, we recognized $3.9 million and $4.0 million, respectively, of stock compensation expense.

Recently Issued Accounting Standards

For a discussion of recent accounting pronouncements, please see Note 2, Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this Current Report on Form 8-K.